Exhibit 4.1

[CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS AND ASTERISKS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

WARRANT TO PURCHASE PREFERRED STOCK

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF EXCEPT IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNDER AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

WARRANT

to purchase

up to 387,051

Shares of Series B Non-Voting Convertible Preferred Stock of

Akamai Technologies, Inc.

a Delaware Corporation

Issue Date: September 18, 2026

THIS WARRANT AGREEMENT, dated as of September 18, 2026 (this “Warrant”), is by and between (a) Akamai Technologies, Inc., a Delaware corporation (the “Corporation”), and (b) Anthropic, PBC, a Delaware public benefit corporation (“Anthropic”) (the “Initial Warrantholder” and, together with any permitted successors, transferees, or assigns that holds this Warrant, each a “Warrantholder”). The Corporation and the Warrantholder are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, the Corporation and Anthropic are party to that certain Master Services Agreement, dated as of May 5, 2026 (the “MSA”), and, in connection with the transactions contemplated hereby, the Corporation and Anthropic (i) intend to enter into Project Plan 2 for the Akamai Dedicated Compute Regions under the MSA (“Project Plan 2”) and (ii) substantially concurrently with, and as a condition to, the execution and delivery of this Warrant, intend to enter into Project Plan 3 for the Akamai Dedicated Compute Regions under the MSA (“Project Plan 3”) (the MSA, Project Plan 2, Project Plan 3 and each Additional Expansion Agreement, collectively, the “Commercial Arrangements”);

WHEREAS, in connection with the transactions contemplated hereby, and subject to the terms and conditions hereof, the Corporation desires to issue to the Initial Warrantholder, and the Initial Warrantholder desires to acquire from the Corporation, upon the execution and delivery hereof, a warrant to purchase shares of Series B Non-Voting Convertible Preferred Stock of the Corporation, $0.01 par value per share (the “Preferred Stock”), having the special rights, preferences, privileges and restrictions set forth in a certificate of designations in the form attached hereto as Exhibit A, to be filed by the Corporation with the Secretary of State of the State of Delaware on the Issue Date (the “Certificate of Designations”); and

WHEREAS, each of the Parties wishes to set forth in this Warrant certain terms and conditions regarding, among other things, Warrantholder’s ownership of the Warrant and Warrant Shares, as applicable.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Definitions and References

Section 1.01 Definitions. As used herein, the following terms have the respective meanings:

(a)

“Activist Investor” means as of any date of determination, a Person (other than the Corporation) that has, directly or indirectly through its Affiliates, whether individually or as a member of a Group, within the two-year period immediately preceding such date of determination, (i) called or publicly sought to call a meeting of the stockholders or other equityholders of any Person (that has common stock registered under the Exchange Act) not publicly approved (at the time of the first such action) by the board of directors or similar governing body of such Person (other than routine shareholder proposals (including any proposal made pursuant to Rule 14a-8 under the Exchange Act)), (ii) publicly initiated any proposal for action by stockholders or other equityholders of any Person (that has common stock registered under the Exchange Act) initially publicly opposed by the board of directors or similar governing body of such Person, (iii) publicly sought election to, or to place a director or representative on, the board of directors or similar governing body of a Person (that has common stock registered under the Exchange Act), or publicly sought the removal of a director or other representative from such board of directors or similar governing body, in each case which election or removal was not recommended or approved publicly (at the time such election or removal is first sought) by the board of directors or governing body of such Person or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing; provided that “Activist Investor” shall exclude any passive institutional investor that files reports on Schedule 13G.

(b)

“Additional Expansion Agreement” means one or more additional definitive written agreements entered into by the Corporation and the Initial Warrantholder, whether by (i) expansion of Project Plan 2 or Project Plan 3 or (ii) one or more new Project Plans under the MSA, in each case providing for additional contractual value to be paid by the Initial Warrantholder to the Corporation.

(c)

“Affiliate” means, with respect to any Person, any other Person (for all purposes hereunder, including any entities or individuals) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. It is expressly agreed that, for purposes of this definition, none of the Corporation or any of its subsidiaries is an Affiliate of the Warrantholder or any of its subsidiaries or other Affiliates (and vice versa).

(d)

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3.01, multiplied by (b) the Exercise Price.

(e)	“Anthropic” has the meaning set forth in the preamble.

(f)

“Applicable Law” means, with respect to any Person, any federal, national, state, local, municipal, international, multinational, or SRO or Governmental Entity statute, law, ordinance, secondary and subordinate legislation, directives, rule (including rules of common law and rules of stock exchanges), regulation, ordinance, treaty, order, permit, authorization, or other requirement applicable to such Person, its assets, properties, operations, or business.

(g)	“Attribution Parties” has the meaning assigned to such term in Section 9.04(a).

(h)

“Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance); provided that, except as otherwise specified herein, such calculations shall be made inclusive of all Warrant Shares subject to issuance under the Warrant.

(i)	“Beneficial Ownership Limitation” has the meaning assigned to such term in Section 9.04(d).

(j)	“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(k)	“Cash Exercise” has the meaning assigned to such term in Section 3.01(b).

(l)	“Certificate of Designations” has the meaning set forth in the recitals.

(m)	“Commercial Arrangements” has the meaning set forth in the recitals.

(n)	“Commission” means the U.S. Securities and Exchange Commission, or any successor agency.

(o)	“Common Stock” means the common stock of the Corporation, par value $0.01 per share.

(p)	“Corporation” has the meaning set forth in the preamble.

(q)	“Conversion Rate” has the meeting set forth in Section 4.01(a).

(r)

“Equity Interests” means any and all (i) shares, interests, participations, or other equivalents (however designated) of capital stock or other voting securities of a corporation and any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations, or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, (iii) restricted stock units that settle into shares of capital stock, and (iv) any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights, or other interests are authorized or otherwise existing on any date of determination (clauses (ii) and (iii), collectively “convertible securities” and any conversion, exchange, or exercise of any convertible securities, a “conversion”).

(s)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(t)	“Exercise Date” has the meaning assigned to such term in Section 3.03.

(u)	“Exercise Period” means, with respect to the applicable Warrant Shares, the period from and after the applicable Vesting Event for such Warrant Shares through the Expiration Time.

(v)	“Exercise Price” has the meaning assigned to such term in Section 2.01.

(w)	“Expiration Time” means 5:00 p.m., New York City time, on the seventh anniversary of the Issue Date.

(x)	“Forfeited Shares” has the meaning assigned to such term in Section 2.04.

(y)

“Fundamental Transaction” means, whether through one transaction or a series of related transactions, (a) any recapitalization of the Corporation or reclassification of the stock of the Corporation (other than (i) a change in par value from par value to no par value or from no par value to par value, or (ii) as a result of a stock dividend or a subdivision, split or combination of shares to which Section 4.01 applies), (b) any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s assets (on a consolidated basis), (c) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and which has been accepted by the holders of greater than 50% of the outstanding Common Stock or greater than 50% of the voting power of the common equity of the Corporation, (d) a consolidation, merger, stock or share purchase agreement or other business combination with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Corporation, (f) any statutory exchange of all of the outstanding shares of Common Stock for securities of another Person, or (g) any transaction similar to the foregoing that entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets (including cash) with respect to or in exchange for Common Stock.

(z)

“Governmental Entity” means any federal, national, state, local, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, judicial or administrative body, official, tribunal, or other instrumentality of any government, whether federal, state, local, domestic, foreign, or arbitrator or SRO.

(aa)	“Group” means a “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(bb)	“Initial Announcement” has the meaning assigned to such term in Section 9.03(a).

(cc)	“Initial Warrantholder” has the meaning set forth in the preamble.

(dd)	“Issue Date” means the date of this Warrant first set forth above.

(ee)	“MSA” has the meaning set forth in the recitals.

(ff)	“Notice of Exercise” means a duly completed notice of exercise in substantially the form attached as Annex A hereto.

(gg)	“Notice of Transfer” means a Notice of Transfer substantially in the form attached as Annex B hereto.

(hh)	“Parties” and “Party” have the respective meanings set forth in the preamble.

(ii)	“Payment Shortfall” has the meaning assigned to such term in Section 2.04.

(jj)

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof, body corporate (wherever located), or other entity, organization, or unincorporated association, including any Governmental Entity.

(kk)	“Preferred Stock” has the meaning set forth in the recitals.

(ll)

“Principal Trading Market” means the trading market on which the Common Stock, or any successor security thereto, is primarily listed and quoted for trading, and which, as of the Issue Date is The Nasdaq Stock Market LLC.

(mm)

“Prohibited Person” means any Person that is reasonably known by the transferring Warrantholder to be (i) a Competitor of the Corporation, (ii) an Activist Investor or (iii) a non-passive investor that will hold at least 10% of the outstanding shares of Common Stock at the time of, or as a result of, the applicable Transfer. For purposes of this definition, a “Competitor of the Corporation” means [***].

(nn)	“Project Plan 2” has the meaning set forth in the recitals.

(oo)	“Project Plan 3” has the meaning set forth in the recitals.

(pp)	“Securities” has the meaning assigned to such term in Section 6.01.

(qq)	“Securities Act” means the Securities Act of 1933, as amended.

(rr)

“SRO” means any (i) “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) other United States or foreign securities exchange, futures exchange, commodities exchange, or contract market, or (iii) other securities exchange.

(ss)

“subsidiary” means, with respect to such Person, any foreign or domestic entity, whether incorporated or unincorporated, of which (i) such Person or any other subsidiary of such Person is a general partner, (ii) at least a majority of the voting power to elect a majority of the directors or others performing similar functions with respect to such other entity is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s subsidiaries, or (iii) at least 50% of the Equity Interests are directly or indirectly owned or controlled by such Person or by any one or more of such Person’s subsidiaries.

(tt)

“TCV Increase” means the aggregate additional contractual value committed from time to time by the Initial Warrantholder to the Corporation pursuant to one or more Additional Expansion Agreements, in excess of the commitments pursuant to Project Plan 2 and Project Plan 3.

(uu)	“Trading Day” means a day on which the Principal Trading Market is open for trading.

(vv)	“Transfer” has the meaning assigned to such term in Section 7.01(a).

(ww)	“Transfer Agent” means the entity designated by the Corporation to act as transfer agent for the Preferred Stock and the Common Stock.

(xx)	“Vesting Condition” has the meaning assigned to such term in the definition of “Vesting Event”.

(yy)

“Vesting Event” means the satisfaction of any of the following conditions (each, a “Vesting Condition”): (a) the first payment by the Initial Warrantholder (or its subsidiaries or Affiliates) to the Corporation under Project Plan 3, upon which 40% of the Warrant Shares shall vest; (b) the entry by the Corporation and the Initial Warrantholder into Additional Expansion Agreements that provide in the aggregate for a TCV Increase of at least $3.0 billion, upon which 60% of the Warrant Shares (cumulative with any portion of this Warrant that previously vested) shall vest; (c) the entry by the Corporation and the Initial Warrantholder (or its subsidiaries or Affiliates) into Additional Expansion Agreements that provide in the aggregate for a cumulative TCV Increase of at least $6.0 billion, upon which 80% of the Warrant Shares (cumulative with any portion of this Warrant that previously vested) shall vest; and (d) the entry by the Corporation and the Initial Warrantholder (or its subsidiaries or Affiliates) into Additional Expansion Agreements that provide in the aggregate for a cumulative TCV Increase of at least $9.0 billion, upon which 100% of the Warrant Shares (cumulative with any portion of this Warrant that previously vested) shall vest; provided that each of the Vesting Conditions described in clauses (b), (c) and (d) above are satisfied prior to the expiration of the seven-year term of Project Plan 3.

(zz)	“Warrant” has the meaning set forth in the preamble.

(aaa)	“Warrantholder” has the meaning set forth in the preamble.

(bbb)	“Warrant Register” has the meaning assigned to such term in Section 8.02.

(ccc)	“Warrant Shares” has the meaning assigned to such term in Section 2.01.

Section 1.02 Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided:

(a)	“herein,” “hereto,” or “hereof” and other words of similar import refer to this Warrant as a whole and not to any particular Section, Article, or other subdivision;

(b)	the word “including” is not limiting and means “including without limitation”;

(c)	definitions will be equally applicable to both the singular and plural forms of the terms defined;

(d)	all references to Sections or Articles or Annexes refer to Sections or Articles or Annexes of or to this Warrant unless otherwise indicated;

(e)

all annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Warrant as if set forth in full herein, and any capitalized terms used in any annex but not otherwise defined therein will have the meaning as defined in this Warrant;

(f)	all references to a Party include such Party’s successors and permitted assigns;

(g)	any reference to “$” or “dollars” means United States dollars;

(h)

references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations);

(i)

the rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(j)

no rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Warrant. The Parties have jointly negotiated and drafted this Warrant, and if an ambiguity or a question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Warrant; and

(k)

when calculating the period of time within which, or following which, any action is to be taken under this Warrant, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day and references to a number of days shall refer to calendar days unless Business Days are specified.

Article II

Issuance, Vesting, Exercise, and Expiration of Warrant

Section 2.01 Issuance of Warrant; Exercise Price. Subject to the terms and conditions hereof, this Warrant shall represent the right to purchase from the Corporation up to 387,051 fully paid and nonassessable shares of Preferred Stock (the “Warrant Shares”), at a purchase price per Warrant Share equal to $2,226.60 (the “Exercise Price”). The Warrant Shares and Exercise Price are subject to adjustment and/or may be supplemented by or converted into other Equity Interests as provided in Section 4.01 herein, and all references to “Preferred Stock,” “Warrant Shares,” and “Exercise Price” herein shall be deemed to include any such adjustment, supplement, and/or conversion or series of adjustments, supplements, or conversions.

Section 2.02 Certificate of Designations. The special rights, preferences, privileges and restrictions of the Preferred Stock shall be as set forth in the Certificate of Designations. The Corporation shall, on or prior to the Issue Date, duly adopt and file with the Secretary of State of the State of Delaware, and shall thereafter keep in full force and effect, the Certificate of Designations.

Section 2.03 Vesting of Warrant.

(a)

The right to purchase Warrant Shares represented by this Warrant is subject to vesting via the occurrence of an applicable Vesting Event for such Warrant Shares. For the avoidance of doubt, the applicable Warrant Shares shall automatically vest immediately upon the occurrence of the corresponding Vesting Event, without any further action required by the Warrantholder or the Corporation.

(b)

As promptly as reasonably practicable (but no later than thirty (30) days) following the satisfaction of each Vesting Condition, the Corporation shall deliver to the Warrantholder notice of the satisfaction of such Vesting Condition, which notice shall include a report with reasonable supporting detail demonstrating satisfaction of such Vesting Condition; provided that neither the delivery, nor the failure of the Corporation to deliver, such notice shall affect or impair the Warrantholder’s rights or the Corporation’s obligations hereunder.

(c)	Notwithstanding anything to the contrary contained in this Warrant:

(i)

No Vesting Event shall be deemed to occur, and no Warrant Shares shall vest, at any time at which a Payment Shortfall is continuing (and, for the avoidance of doubt, any such Vesting Event shall occur only upon, and subject to, the cure of such Payment Shortfall in full).

(ii)

If the MSA, Project Plan 2, Project Plan 3 or any applicable Additional Expansion Agreement expires or is terminated in accordance with the terms of the applicable agreement prior to an applicable Vesting Condition being met, the unvested portion of this Warrant shall automatically terminate and be of no further force or effect, in each case subject to any adjustments as provided for herein.

Section 2.04 Forfeiture of Warrant Shares. If the Initial Warrantholder fails to pay the full contractual value due in accordance with the applicable terms of the MSA, Project Plan 2, Project Plan 3 or any applicable Additional Expansion Agreement (each, a “Payment Shortfall”), the Corporation shall be entitled to clawback the total number of shares of Preferred Stock underlying the tranche or tranches of this Warrant (whether or not exercised) to which the TCV Increase provided by the applicable Commercial Arrangement relates (the “Forfeited Shares”); provided that no such forfeiture shall take effect (i) during such time as the Initial Warrantholder is contesting such Payment Shortfall in good faith in accordance with the dispute resolution provisions of the applicable agreement (for the avoidance of doubt, if such dispute is resolved in favor of the Initial Warrantholder (in whole or in part), such Payment Shortfall shall be deemed to be cured for purposes of Section 2.03(c)(i) and this Section 2.04 solely to the extent of such resolution) or (ii) until [***] following written notice from the Corporation specifying the Payment Shortfall, and only if such Payment Shortfall remains uncured at the end of such period; provided further that, in each case, the Warrantholder shall be prohibited from Transferring any shares of Preferred Stock or Common Stock relating to the applicable tranche or tranche(s) of this Warrant during such dispute or cure period. Upon a forfeiture taking effect in accordance with this Section 2.04, (A) the unexercised portion of this Warrant in respect of the Forfeited Shares shall automatically terminate and be of no further force or effect, (B) the Warrantholder shall surrender to the Corporation for cancellation, and shall execute and deliver such instruments of transfer and other documents as the Corporation or the Transfer Agent may reasonably request in order to effect the cancellation of, any Forfeited Shares (and any shares of Common Stock into which such Forfeited Shares have converted) then held by the Warrantholder or any of its Affiliates, in each case for no consideration, and (C) the Corporation may instruct the Transfer Agent to record such cancellation and, during any dispute or cure period referred to above, to decline to register any Transfer prohibited by this Section 2.04. This clawback right is in addition, and without prejudice, to all other rights and remedies with respect to any breach under the MSA, Project Plan 2, Project Plan 3 or any applicable Additional Expansion Agreement and shall not be credited or set off against any amount owed thereunder, for which the Initial Warrantholder shall remain fully liable.

Section 2.05 Exercise Period. The right to purchase Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time, from and after the applicable Vesting Event, but in no event later than the Expiration Time. Immediately prior to the end of the Exercise Period, the Warrantholder shall have the right (but not the obligation) to exercise any vested and unexercised portion of this Warrant in full, without any net settlement or cashless exercise mechanic.

Section 2.06 Expiration of Warrant. The right to purchase the Warrant Shares pursuant to this Warrant shall terminate and become void following the end of the Exercise Period; provided that, for the avoidance of doubt, the provisions set forth herein and in the Certificate of Designations relating to any Warrant Shares shall survive the expiration of this Warrant..

Article III

Exercise Procedure

Section 3.01 Conditions to Exercise. Subject to Section 9.04, the Warrantholder, at its election, may exercise the vested portions of this Warrant at any time and from time to time during the Exercise Period for all or any part of the Warrant Shares purchasable hereunder upon (and only upon):

(a)

execution and delivery to Corporation (in accordance with Section 10.01) of a Notice of Exercise in the form attached as Annex A hereto, duly completed (including specifying the number of Warrant Shares to be purchased and the Aggregate Exercise Price in connection with such exercise); and

(b)

payment to the Corporation of the Aggregate Exercise Price for such exercise by wire transfer of immediately available funds to an account designated in writing by the Corporation to the Warrantholder (or such other account as may be designated in writing by the Corporation from time to time prior to the delivery of such Notice of Exercise) (such manner of exercise, a “Cash Exercise”) (it being agreed that the Corporation shall have an affirmative, ongoing obligation to promptly provide valid and functioning wire instructions upon request).

Section 3.02 Conditional Exercise. The Warrantholder may exercise the vested and earned portions of this Warrant conditioned upon (and effective immediately prior to) consummation of a Fundamental Transaction by so indicating in the Notice of Exercise (and for the avoidance of doubt, such exercise shall be inclusive of any vesting that would occur upon the consummation of or immediately prior to such Fundamental Transaction but not be deemed to be effective until immediately prior to the consummation of such Fundamental Transaction). If such Fundamental Transaction is not consummated, such conditional exercise shall be deemed void if so requested by Warrantholder in a Notice of Exercise.

Section 3.03 Exercise Date(s). This Warrant or any applicable portion thereof shall be deemed to have been exercised, and the Warrant Shares issuable upon such exercise shall be deemed to have been issued, immediately prior to the close of business on the date of the later of (x) the delivery of the Notice of Exercise as provided in Section 3.01(a) and (y) payment of the Aggregate Exercise Price as provided in Section 3.01(b) (each, an “Exercise Date”), and the Warrantholder shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such Exercise Date notwithstanding that the stock transfer books of the Corporation or Transfer Agent may then be closed or book-entries representing such Warrant Shares may not be actually delivered on such date.

Section 3.04 Delivery of Warrant Shares.Section 3.05 As promptly as reasonably practicable on or after (and in any event within two (2) Business Days of) any Exercise Date, the Corporation shall, or shall cause the Transfer Agent to, in either case, at its sole cost and expense (including any expenses of the Transfer Agent), issue such Warrant Shares in book-entry form on the Warrant Register. The Corporation shall deliver or cause to be delivered upon request of the Warrantholder a confirmation evidencing the issue of such Warrant Shares.

Section 3.06 Fractional Shares. The Corporation shall not be required to issue a fractional Warrant Share upon any exercise of this Warrant. In lieu of any fraction of a Warrant Share that the Warrantholder would otherwise be entitled to receive upon such exercise, the Corporation shall round down any such fractional share to the nearest whole share and pay to the Warrantholder an amount in cash equal to the product of (i) such fraction of a Warrant Share multiplied by (ii) the product of (x) the Conversion Rate and (y) the closing price of the Common Stock on the Principal Trading Market on the second Trading Day immediately preceding the Exercise Date.

Section 3.07 Delivery of New WarrantSection 3.08. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as promptly as reasonably practicable on or after the time of delivery of the Warrant Shares being issued in accordance with Section 3.04, deliver to the Warrantholder a new Warrant evidencing the rights of the Warrantholder to purchase the unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

Article IV

Adjustments and Other Rights

Section 4.01 Adjustment to Exercise Price and Warrant Shares.

(a)

“Conversion Rate” means the number of shares of Common Stock issuable upon conversion of one share of Preferred Stock, as in effect from time to time and as determined, adjusted and rounded in accordance with the Certificate of Designations, and which as of the Issue Date is twenty (20) shares of Common Stock per share of Preferred Stock. The Conversion Rate shall be subject to adjustment solely in accordance with the Certificate of Designations and shall not be adjusted under this Article IV. Except as expressly provided in Section 4.02 and Section 4.03, neither the number of Warrant Shares issuable upon exercise of this Warrant nor the Exercise Price shall be adjusted in respect of any dividend or distribution on, or any subdivision, split, combination, reverse split, reclassification, recapitalization or other change in, the Common Stock or the Preferred Stock. It is the intention of the Parties that the Warrantholder’s economic interest in respect of any such event be preserved through the adjustment of the Conversion Rate, such that the aggregate number of shares of Common Stock issuable upon conversion in full of the Warrant Shares is adjusted while the number of Warrant Shares and the Exercise Price remain unchanged.

(b)

No adjustment shall be made under this Article IV to the extent that it would duplicate, in whole or in part, any adjustment made or required to be made to the Preferred Stock under the Certificate of Designations in respect of the same event (or the Warrantholder would participate as a holder of record of Warrant Shares pursuant to Section 4.03), it being the intention of the Parties that, in respect of any such event, each of (x) the aggregate number of shares of Common Stock underlying this Warrant on an as-converted basis and (y) the Aggregate Exercise Price payable upon the exercise of this Warrant in full shall be adjusted once, and once only.

Section 4.02 Dissolution, Liquidation or Winding Up. If the Corporation, at any time after the Issue Date but prior to the end of the Exercise Period (or, if earlier, the exercise in full of this Warrant), commences a voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation or other bankruptcy, insolvency, reorganization, receivership, or other similar proceeding, then (a) the Warrantholder shall have the right, exercisable immediately prior to and contingent upon such dissolution, liquidation, or winding up or other similar transaction, to exercise the vested portion of this Warrant in whole or in part upon payment of the Aggregate Exercise Price in cash in accordance with Section 3.01, and upon such exercise to receive the kind and number of other securities or assets which the Warrantholder is entitled to receive in respect of the Warrant Shares so acquired, and (b) the right to exercise this Warrant shall terminate on the date on which the holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or assets deliverable upon such dissolution, liquidation, or winding up or other similar transaction.

Section 4.03 Fundamental Transactions. If the Corporation, at any time after the Issue Date but prior to the end of the Exercise Period (or, if earlier, the exercise in full of this Warrant), effects any Fundamental Transaction, (a) this Warrant shall be assumed by the surviving party of the Fundamental Transaction, and (b) the Warrantholder’s right to receive Warrant Shares shall automatically convert to the right to receive the kind (proportional to the mechanics of the underlying Fundamental Transaction) and amount of consideration which the Warrantholder of this Warrant would have owned immediately after such Fundamental Transaction if the Warrantholder had exercised and converted in full the vested portion of this Warrant in full immediately before the effective date of such Fundamental Transaction; provided, in all cases, that the Warrant remains subject to the same vesting requirements that existed prior to the Fundamental Transaction. With respect to any Fundamental Transaction, and without prejudicing the right of the Warrantholder to exercise this Warrant on a conditional basis (including as of immediately prior to the consummation of a Fundamental Transaction) pursuant to Section 3.02, the Warrantholder agrees not to provide a Notice of Exercise during the five Business Days immediately preceding the consummation of such Fundamental Transaction. In no event shall this Warrant (or any portion thereof) be settled, redeemed, cancelled, or exchanged, in connection with a Fundamental Transaction or otherwise, for cash or other consideration in an amount based on the value of this Warrant net of the Aggregate Exercise Price. If both Section 4.02 and this Section 4.03 would apply to a transaction, this Section 4.03 shall apply and Section 4.02 shall not apply.

Section 4.04 Rounding of Calculations; Minimum Adjustments. All calculations under this Article IV shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Notwithstanding any provision of this Article IV to the contrary, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward, and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-tenth (1/10th) of a share of Common Stock, or more.

Section 4.05 Statement Regarding Adjustments. Whenever the Conversion Rate is adjusted under the Certificate of Designations, or the Exercise Price or the Warrant Shares are adjusted as provided in Article IV, the Corporation shall promptly prepare a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Rate, the Exercise Price and the number of Warrant Shares in effect following such adjustment, the resulting number of shares of Common Stock issuable upon conversion in full of the Warrant Shares and how the terms of this Warrant and the Preferred Stock have changed as a result, and cause a copy of such statement to be delivered to the Warrantholder as promptly as practicable after the event giving rise to the adjustment.

Section 4.06 Notice of Adjustment Event. In the event that the Corporation shall propose to take any action of the type described in this Article IV or in Section 8 of the Certificate of Designations (but only if the action of the type described in this Article IV or in Section 8 of the Certificate of Designations would result in an adjustment to the Conversion Rate, the Exercise Price or the Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Corporation shall provide as promptly as practicable written notice to the Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind, or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. Such notice shall be given as far in advance prior to the taking of such proposed action as is reasonably practicable; provided that in no event shall the Corporation be required to provide such notice to the Warrantholder before the earlier of such time as the Corporation has publicly disclosed such development in accordance with Applicable Law or the rules of the Principal Trading Market and, in any event, disclosures publicly filed by the Corporation with the Commission shall be deemed to constitute notice to the Warrantholder for purposes of this Section 4.06.

Section 4.07 Adjustment Rules. Any adjustments under this Article IV shall be made successively, but without duplication, whenever an event referred to herein shall occur.

Section 4.08 No Impairment. The Corporation shall not, by amendment of its certificate of incorporation, bylaws, or any other organizational document, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. In furtherance and not in limitation of the foregoing, the Corporation shall not take or permit to be taken any action that would increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect.

Section 4.09 Termination. The obligations under this Article IV (other than the definition set forth in Section 4.01(a)) shall terminate and be of no further force or effect upon the earlier of (i) the Expiration Time, and (ii) the issuance date of Warrant Shares in connection with the exercise of all remaining portions of this Warrant, such that this Warrant has either lapsed and become null and void or been exercised in accordance with the terms of the Warrant.

Article V

Representations of the Corporation

Section 5.01 Valid Issuance of Warrant and Warrant Shares. With respect to the execution and delivery of this Warrant and each exercise of this Warrant, the Corporation hereby represents, warrants, covenants and agrees as of the Issue Date and on the date of each exercise of this Warrant:

(a)

This Warrant has been duly authorized and is validly issued, and the Preferred Stock issuable upon exercise of this Warrant and the Common Stock issuable upon conversion of such Preferred Stock have been duly authorized and, when issued and delivered in accordance with the terms hereof and of the Certificate of Designations against payment of the Aggregate Exercise Price, will be validly issued, fully paid and non-assessable and free from preemptive or similar rights.

(b)

The Corporation has authorized and reserved, and shall at all times during the Exercise Period keep authorized and reserved, a sufficient number of shares of Preferred Stock and Common Stock to satisfy the exercise of any vested portion of this Warrant and the conversion in full of the Preferred Stock issuable upon such exercise.

(c)

The execution and delivery by the Corporation of this Warrant, the performance by the Corporation of its obligations hereunder and the consummation by the Corporation of the transactions contemplated hereby will not violate (i) the certificate of incorporation or bylaws of the Corporation or (ii) any provision of any indenture, certificate of designation for preferred stock, agreement, or other instrument to which the Corporation is a party or by which its property is or may be bound, except, in each case, for any such violation that would not impair in any material way the Corporation’s ability to perform its obligations under this Warrant.

Article VI

Representations of the Warrantholder

Section 6.01 Investment Intent. The Warrantholder represents and warrants that it is acquiring this Warrant and the Warrant Shares (collectively, the “Securities”), solely for its beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Securities in violation of applicable securities laws.

Section 6.02 Unregistered Securities. The Warrantholder represents and warrants that it understands that the Securities have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof.

Section 6.03 Reliance. The Warrantholder represents and warrants that it understands that the Corporation is relying in part upon the representations and agreements of the Warrantholder contained herein for the purpose of determining whether the offer, sale and issuance of the Securities meet the requirements for such exemptions described in Section 6.02.

Section 6.04 Investor Status. The Warrantholder represents and warrants that it (i) is an “accredited investor” as defined in Rule 501(a) under the Securities Act and (ii) has such knowledge, skill, and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities and the suitability thereof as an investment for the Warrantholder.

Section 6.05 Restricted Securities. The Warrantholder represents and warrants that it understands that the Securities and the Common Stock issuable upon conversion of the Warrant Shares will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Commission provide in substance that it may dispose of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

Section 6.06 Information. The Warrantholder represents and warrants that it has been furnished by the Corporation all information (or provided access to all information) regarding the business and financial condition of the Corporation, its expected plans for future business activities, the attributes of the Securities, and the merits and risks of an investment in such Securities which it has requested or otherwise needs to evaluate the investment in such Securities; that in making the proposed investment decision, the Warrantholder is relying solely on such information, the representations, warranties and agreements of the Corporation contained herein, and on investigations made by it and its representatives; that the offer to sell the Securities hereunder was communicated to the Warrantholder in such a manner that it was able to ask questions of and receive answers from the management of the Corporation concerning the terms and conditions of the proposed transaction and that at no time was it presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or public advertising or solicitation; and the Warrantholder recognizes that an investment in the Securities involves risks and can result in a total loss of all funds invested.

Section 6.07 Non-Reliance. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges that the Corporation may possess material non-public information with respect to the Corporation and/or its securities not known to the Warrantholder as of the date hereof or at a time when the Warrantholder exercises its right to purchase Warrant Shares pursuant to this Warrant and that any such information may impact the value of the Warrant and the Warrant Shares. The Warrantholder irrevocably waives any claim, or potential claim, that it may have based on the failure of the Corporation or its Affiliates, officers, directors, employees, agents or other representatives to disclose such information in connection with the execution and delivery of this Warrant or the purchase of Warrant Shares hereunder. The Warrantholder acknowledges that the Corporation would not enter into this Warrant in the absence of the agreements set forth in this Section 6.07.

Section 6.08 Repetition of Representations; Transferees. Each representation and warranty of the Warrantholder set forth in this Article VI is made as of the Issue Date and shall be deemed repeated by the Warrantholder as of the date of each Notice of Exercise and as of the date of each Transfer of this Warrant or any Warrant Shares or any shares of Common Stock issued upon conversion of any Warrant Shares. As a condition to any Transfer permitted under Article VII, the transferee shall execute and deliver to the Corporation a written instrument, in form and substance reasonably satisfactory to the Corporation, by which the transferee (a) agrees to be bound by all applicable agreements with, and obligations to, the Corporation relating to this Warrant and the Warrant Shares, and (b) makes each of the representations and warranties set forth in this Article VI as of the date of such Transfer.

Article VII

Transfer Restrictions

Section 7.01 Transfer of Warrant and Warrant Shares; Limitations on Warrant Share Sales.

(a)

The Warrantholder may not sell, transfer, assign, pledge, hypothecate, mortgage, dispose of, or in any way encumber (“Transfer”) this Warrant (or any portion thereof) to another Person; provided that the Warrantholder may Transfer any vested or unvested portion of this Warrant (in whole or in part) to any of Anthropic and its wholly owned subsidiaries, subject to compliance with Section 6.08. Any Transfer or attempted Transfer of the Warrant in violation of Section 7.01(a) above shall, to the fullest extent permitted by Applicable Law, be null and void ab initio. Upon delivery to the Corporation of a Notice of Transfer, the Corporation shall, or shall cause the Transfer Agent to, promptly update the Warrant Register to reflect such Transfer. Any Person to whom a Transfer not prohibited by Section 7.01(a) above is made shall be deemed a Warrantholder hereunder.

(b)

Neither the Warrantholder nor any of its Affiliates shall Transfer any Warrant Shares (or any shares of Common Stock issued upon conversion of any Warrant Shares) to any Person other than Anthropic and its wholly owned subsidiaries unless each such Transfer (i) occurs as a regular-way brokered trade on the Principal Trading Market that, when taken together with all other Transfers under this clause (i) to Persons other than Anthropic and its wholly owned subsidiaries in the preceding three-month period, does not exceed 10% of the average daily trading volume of the Common Stock on the Principal Trading Market over the preceding 20 consecutive Trading Days, or (ii) is a block trade or a privately negotiated off-exchange transaction; provided, in each case, that such Transfer is not known to be made to a Prohibited Person. Warrant Shares shall be Transferable at any time and from time to time to any of Anthropic and its wholly owned subsidiaries, provided that the transferee complies with Section 6.08. Any Transfer or attempted Transfer in violation of this Section 7.01(b) shall, to the fullest extent permitted by Applicable Law, be null and void ab initio, and the Corporation shall be entitled to instruct the Transfer Agent to decline to register any such Transfer.

Article VIII

Additional Agreements of the Corporation

Section 8.01 Covenants Related to Warrant Shares.

(a)

Each Warrant Share issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, validly issued, fully paid, and non-assessable, and free from preemptive or similar rights and free from all issue, registration, transfer, or similar taxes, liens, charges, and other encumbrances with respect thereto (other than restrictions on transfer under applicable securities laws and the terms of this Warrant or otherwise arising solely from the actions and circumstances of the Warrantholder).

(b)

The Corporation shall, at all times during the Exercise Period, take such action as is required in order to have authorized and reserved, free from preemptive rights, out of its authorized but unissued Preferred Stock and Common Stock, a sufficient number of shares of Preferred Stock and Common Stock to satisfy the exercise of any vested portion of this Warrant and the conversion in full of the Warrant Shares issuable upon such exercise.

(c)

The Corporation shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation by the Corporation of its certificate of incorporation, bylaws, or any other constituent document and of any Applicable Law, statute, rule, or regulation or any requirements of any securities exchange upon which the Common Stock or other securities into which the Warrant Shares are convertible may be listed at the time of such exercise (except for official notice of issuance which will be promptly delivered by the Corporation upon each such issuance).

Section 8.02 Warrant Register. The Corporation shall either (a) maintain itself, or (b) cause the Transfer Agent to maintain, in each case, books (the “Warrant Register”) for the original issuance and the transfer and exercise of the Warrant issuable in connection therewith, in each case in accordance with the terms hereof in book-entry form. If the Corporation maintains the Warrant Register, the (x) the Corporation agrees that it will accept instructions from the Warrantholder for the transfer and exercise of the Warrant, to the extent not prohibited by the terms of this Warrant, and (y) the Corporation shall not require the delivery of the Warrant, which at all times shall be in book-entry form, in connection with the transfer or exercise thereof. The Corporation shall be responsible for all fees and expenses with respect to maintaining the Warrant in book-entry form. In no event shall the Warrantholder be required to post any bond or incur any other financial cost related to the book entry existence of this Warrant. This Warrant, if properly Transferred, may be exercised by the new holder of this Warrant (as the Warrantholder hereunder) without a new Warrant first having been issued. Any permitted holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Corporation requesting a change.

Section 8.03 Taxes. In no event shall the Corporation be required to pay any taxes of the Warrantholder imposed on the basis of income or gains as a result of the issuance of the Warrant or Warrant Shares to, or the exercise or sale of the Warrant or the Warrant Shares by, the Warrantholder. The Corporation agrees that no deduction or withholding in respect of taxes will be made with respect to the Warrantholder on the issuance of this Warrant, its exercisability or on the issuance of the Preferred Stock upon exercise of this Warrant or the Common Stock upon conversion of the Preferred Stock, in each case, except as required by Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated as having been paid to the Warrantholder. The Warrantholder shall pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of this Warrant or the Warrant Shares upon exercise of this Warrant.

Section 8.04 Information Rights. The Corporation shall use commercially reasonable efforts to provide the Warrantholder, as promptly as practicable (but in any event within five Business Days of a written request), with such information as is reasonably requested for bona fide tax or financial reporting purposes, including any audit of the Warrantholder or other interactions with a bona fide taxing authority, in connection with the Warrantholder’s ownership of this Warrant or any Warrant Shares, subject to customary confidentiality restrictions. Notwithstanding the foregoing, under no circumstances shall the Warrantholder have the right to any information that the Corporation in its sole discretion considers to be material non-public information, and the Corporation and its subsidiaries shall not be required to provide any such information if the Corporation reasonably determines that such information is competitively sensitive, the Corporation determines in good faith that providing such information would adversely affect the Corporation (taking into account the nature of the request and the facts and circumstances at such time) other than to a de minimis extent, or providing such information (A) would reasonably be expected to jeopardize an attorney-client privilege or cause a loss of attorney work product protection, (B) would violate a confidentiality obligation to any Person in effect on the Issue Date, or (C) would, based on the written advice of the Corporation’s outside legal counsel, violate any Applicable Law. In the event that the Corporation is not required to provide any information pursuant to the preceding sentence, the Corporation shall use commercially reasonable efforts to provide the Warrantholder with alternative means of receiving the substance of such information (including by providing redacted versions of documents or summaries of data) without triggering the applicable restriction or causing such adverse effect.

Section 8.05 Cooperation. The Corporation will cooperate with the Warrantholder to facilitate the timely preparation and delivery of certificates, book-entry notations, instruction letters or other documentation, as applicable, relating to any Transfer permitted by Article VII of this Warrant, the Warrant Shares or shares of Common Stock underlying the Warrant Shares, including by promptly preparing or causing to be prepared any opinions, authorizations, certificates, directions and other documentation and information reasonably required by the Transfer Agent to effectuate such Transfer. The Corporation shall use commercially reasonable efforts to cause the Transfer Agent to process such Transfer and issue unlegended Common Stock (to the extent permissible under Applicable Law) to any permitted transferee pursuant to Article VII of this Warrant on the same Business Day as written notice of such Transfer is delivered to the Corporation; provided that such written notice is delivered to the Corporation prior to 9:00 a.m. New York City time on the date of such Transfer.

Section 8.06 Legend Removal. Without limitation of Section 8.05, if the Transfer Agent requires an opinion of counsel to remove any restrictive legends on the Warrant Shares or any shares of Common Stock issuable upon conversion thereof and, based on the advice of outside counsel, the Corporation has determined that all applicable requirements under Applicable Law (including, for the avoidance of doubt, Rule 144 under the Securities Act) have been satisfied, then, at election of Warrantholder, the Corporation shall (i) promptly obtain at its own cost an opinion of counsel from a nationally recognized law firm, or (ii) instruct the Transfer Agent to accept an opinion of counsel obtained by Warrantholder from a nationally recognized law firm.

Section 8.07 Listing of Common Stock. The Corporation shall use commercially reasonable efforts to maintain the listing and trading of its Common Stock on the Principal Trading Market, and shall comply in all material respects with the Corporation’s reporting, filing and other obligations under the bylaws or rules of the Principal Trading Market.

Section 8.08 Exchange Act Reports. With a view to making available to the Warrantholder the benefits of Rule 144 under the Securities Act and any other Applicable Law of the Commission that may at any time permit the Warrantholder to sell Equity Interests of the Corporation to the public without registration or subject to registration on Form S-3, the Corporation agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the date hereof; (b) file with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act; and (c) furnish to the Warrantholder upon request a written statement by the Corporation that it has complied with the reporting requirements of the Securities Act (including Rule 144(c) under the Securities Act), and the Exchange Act, or that it qualifies as a registrant whose securities may be resold in accordance with Form S-3 (at any time after it so qualifies).

Article IX

Other Agreements

Section 9.01 Warrantholder Not Deemed Stockholder. The Warrantholder acknowledges that this Warrant does not confer upon the Warrantholder any right to vote or receive dividends or confer upon the Warrantholder any of the rights of a stockholder of the Corporation.

Section 9.02 Agreement to Comply with the Securities Act; Legend. The Warrantholder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 9.02 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that the Warrantholder shall not offer, sell, assign, transfer, pledge or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except, in the case of any Warrant Shares, under circumstances that will not result in a violation of the Securities Act. All Warrant Shares issued upon exercise of this Warrant shall be initially stamped or imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH SECURITIES MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR SUCH SECURITIES HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

Section 9.03 Public Announcements.

(a)

The Parties acknowledge that the Corporation’s initial announcement of the transactions contemplated by this Warrant and the Commercial Arrangements (the “Initial Announcement”) will occur by means of (i) a press release and a Form 8-K (the “Form 8-K”) to be issued and filed by the Corporation promptly after the Issue Date in connection with the execution of this Warrant, Project Plan 2 and Project Plan 3, in respect of which the Corporation shall consider in good faith any comments provided by Anthropic, provided that the Corporation shall provide a draft of such Form 8-K to the Warrantholder for review reasonably in advance of its filing and shall consider in good faith any comments provided by the Warrantholder, and (ii) an investor session hosted by the Corporation shortly after the filing of the Form 8-K with the Commission.

(b)

Notwithstanding anything in this Warrant to the contrary, nothing herein shall limit the ability of the Parties to make any (i) disclosures in connection with such Party’s ordinary course investor communications or (ii) filings such party deems (on the advice of counsel) to be required by the Commission, the Principal Trading Market, or other Governmental Entity, in each case in connection with the transactions contemplated hereby or by the Commercial Arrangements.

(c)

Neither Party shall, and each Party shall cause its Affiliates not to, (i) use any name or trademark of the other Party or any of its Affiliates or (ii) disclose any information concerning the other Party’s investment in, or commercial arrangements with, such Party, in each case without such other Party’s prior written consent, except to the extent permitted by Section 9.03(b), or except for the Initial Announcement and any subsequent release, announcement or communication to the extent substantially consistent with that already disclosed under Section 9.03(a).

Section 9.04 Beneficial Ownership Limitation.

(a)

Notwithstanding anything in this Warrant to the contrary, the Corporation shall not honor any exercise of this Warrant, and a Warrantholder shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on an applicable Notice of Exercise, such Warrantholder (together with such Warrantholder’s Affiliates, and any other Person whose Beneficial Ownership of Common Stock would be aggregated with the Warrantholder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, and any other applicable regulations of the Commission, including any Group of which the Warrantholder is a member (the foregoing, “Attribution Parties”)) would beneficially own (treating the Preferred Stock on an as-converted basis) a number of shares of Common Stock in excess of the Beneficial Ownership Limitation.

(b)

For purposes of Section 9.04(a), the number of shares of Common Stock beneficially owned by such Warrantholder and its Attribution Parties shall include the number of Warrant Shares issuable under the Notice of Exercise with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon exercise and/or conversion of the remaining, unexercised portion of any Warrant beneficially owned by such Warrantholder or any of its Attribution Parties.

(c)

For purposes of this Section 9.04, in determining the number of outstanding shares of Common Stock, a Warrantholder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (X) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (Y) a more recent public announcement by the Corporation that is filed with the Commission, or (Z) a more recent notice by the Corporation or the Transfer Agent to the Warrantholder setting forth the number of shares of Common Stock then outstanding. The Corporation shall be entitled to rely, without independent investigation, on representations made to it by the Warrantholder in any Notice of Exercise regarding its Beneficial Ownership Limitation, and shall have no liability to the Warrantholder or any other Person for honoring an exercise in reliance on any such representation.

(d)

The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Warrant Shares pursuant to such Notice of Exercise (to the extent permitted under this Section 9.04); provided, however, that by written notice to the Corporation, which will not be effective until the 61st day after such notice is given by the Warrantholder to the Corporation, the Warrantholder may waive or amend the provisions of this Section 9.04 to change the Beneficial Ownership Limitation to any other number, and the provisions of this Section 9.04 shall continue to apply (using such other number). The Beneficial Ownership Limitation shall operate solely as a limitation on the timing of exercise of this Warrant and shall not permit or require the Corporation to net settle or otherwise permanently reduce the number of shares of Common Stock ultimately deliverable to the Warrantholder upon exercise of any vested portion of this Warrant. The Beneficial Ownership Limitation shall not restrict any exercise of this Warrant that is effective immediately prior to, and contingent upon, the consummation of a change in control or liquidation of the Corporation, or the consideration receivable in respect of shares issued upon such exercise.

(e)

Notwithstanding the provisions of this Section 9.04, none of the provisions of this Section 9.04 shall restrict the number of shares of Common Stock which the Warrantholder may receive or beneficially own in order to determine the amount of securities or other consideration that the Warrantholder may receive in the event of a Fundamental Transaction; provided that in no event shall this Warrant (or any portion thereof) be settled, redeemed, cancelled, or exchanged for cash or other consideration in an amount based on the value of this Warrant net of the Aggregate Exercise Price, whether upon a change in control, liquidation, the Expiration Time, or otherwise. Any purported exercise in excess of the Beneficial Ownership Limitation shall be void ab initio to the extent of such excess.

(f)

Notwithstanding anything to the contrary herein, neither this Section 9.04 nor any other provision in this Warrant shall be construed as an admission of Beneficial Ownership of any securities by the Warrantholder.

Section 9.05 Regulatory Approvals. To the extent that any notice, filing, approval, clearance, or expiration of a waiting period under any applicable law or regulation (including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976) is mutually agreed to be required in connection with any exercise of this Warrant or the conversion of any Preferred Stock issued or issuable hereunder in connection with a Transfer permitted hereunder, the Corporation shall, and shall cause its subsidiaries to, use its reasonable best efforts to cooperate with, support, and assist the Warrantholder in preparing and making all necessary filings, obtaining all such required approvals or clearances, and providing all corporate information reasonably requested by the Warrantholder or any Governmental Authority to effectuate such exercise or conversion as promptly as practicable; provided that none of the Corporation or any of its respective Affiliates shall be required to (a) offer, negotiate, commit to or effect (i) by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license, other disposition of, or imposition of any lien or impediment upon, any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Corporation or its or (B) any other restrictions on the activities of the Corporation or any of its Affiliates, including any limitation on the ability of the Corporation or its Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or assets; or (ii) any concession, release, admission of liability, compromise, settlement or loss of rights in connection with any actual or threatened legal proceeding; (b) engage in, respond to, defend, initiate, contest, defend, appeal or participate in any legal proceedings, whether judicial or administrative, against any Governmental Authority or private party relating to the matters referenced in this Section 9.05; or (c) pay any consideration, provide any guarantees or forms of credit support or profit-sharing, or agree to any modifications of existing contracts or enter into new contracts in connection with the matters referenced in Section 9.05. The Warrantholder will not, nor will it permit any of its controlled Affiliates or representatives to, make any material communications with or proposals relating to, or enter into any understanding, undertaking, or agreement with, any Governmental Authority relating to the matters referenced in this Section 9.05 without the Corporation’s consent (which shall not be unreasonably withheld, conditioned or delayed), and the Warrantholder shall provide the Corporation with reasonable prior notice and a reasonable opportunity to review and comment on any such communication or proposal, to the extent permissible under Applicable Law of the relevant jurisdiction. In connection with this Section 9.05, the Corporation and its Affiliates and the respective representatives of the foregoing shall have no obligation to share with the Warrantholder, any of its Affiliates or any of their respective representatives any confidential or proprietary information of or concerning the Corporation or its Affiliates, except to the extent reasonably necessary for any filing referenced herein, in which case such information shall be provided subject to customary confidentiality protections (including, where appropriate, external-counsel-only arrangements). The Warrantholder shall be responsible for all expenses and filing fees (including attorneys’ and accountants’ fees and expenses) in connection with any such regulatory approvals.

Article X

Miscellaneous

Section 10.01 Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such Party or its legal representative and delivered personally or sent by email or nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If to the Corporation:

Name:	Akamai Technologies, Inc.
Address:	145 Broadway
Cambridge, MA 02142

Attn:	General Counsel & Corporate Secretary
Email:	aahola@akamai.com

with a copy to (which shall not constitute notice):

Freshfields US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007

Attn:	Ethan Klingsberg; Taryn Zucker
Emails:	ethan.klingsberg@freshfields.com; taryn.zucker@freshfields.com

If to the Warrantholder, to:

Name:	Anthropic, PBC
Address:	548 Market Street, PMB 90375
San Francisco, CA 94104
Attn:	Legal Department
Email:	legal-corporate@anthropic.com
notices@anthropic.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attn:	Michael Diz; Michael Gilson; Alon B. Harish
Email:	michael.diz@davispolk.com; michael.gilson@davispolk.com; alon.harish@davispolk.com

Unless otherwise specified herein, such notices or other communications will be deemed given: (a) on the date delivered, if delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; and (c) on the date delivered, if delivered by email during business hours (or one Business Day after the date of delivery if delivered after 5:00 p.m. in the place of receipt). Each of the Parties will be entitled to specify a different address by delivering notice as aforesaid to the other Party hereto.

Section 10.02 Entire Agreement. This Warrant and the agreements governing the Commercial Arrangements are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. This Warrant and the agreements governing the Commercial Arrangements supersede all prior agreements and understandings between the Parties with respect to such subject matter hereof.

Section 10.03 Assignment; Successors. The Corporation may not, without the prior written consent of the Warrantholder, sell, transfer (by operation of law or otherwise, except in connection with a Fundamental Transaction in compliance herewith) or assign this Warrant or any of its rights or obligations hereunder. The Warrantholder may not sell transfer (by operation of law or otherwise) or assign this Warrant or any of its rights or obligations hereunder except in accordance with Article VII. This Warrant shall be binding upon any successors or assigns of the Corporation.

Section 10.04 No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Corporation and the Warrantholder and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

Section 10.05 Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

Section 10.06 Amendment and Modification; Waiver. This Warrant may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by the Corporation or the Warrantholder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.07 Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 10.08 Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 10.09 Submission to Jurisdiction. To the fullest extent permitted by law, each Party hereby consents irrevocably to the exclusive personal jurisdiction, service and venue in connection with any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Warrant or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates), in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (and of the appropriate appellate courts therefrom). Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court, and service of process, summons, notice or other document by certified or registered mail to such Party’s address for receipt of notices pursuant to Section 10.01 shall be effective service of process for any suit, action or other proceeding brought in any such court. To the fullest extent permitted by law, each Party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in such courts and hereby further waives any claim that any suit, legal action or proceeding brought in such courts has been brought in an inconvenient forum.

Section 10.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11 Remedies. The Parties agree that the failure of any Party to perform its agreements and covenants under this Warrant, including a Party’s failure to take all actions as are necessary on such Party’s part in accordance with the terms and conditions of this Warrant to consummate the transactions contemplated by this Warrant, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the Parties shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a Party’s obligations and to the granting by any court of the remedy of specific performance of such Party’s obligations under this Warrant, this being in addition to any other remedies to which the parties are entitled at law or equity. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to, and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

Section 10.12 Limitation of Liability. No provision of this Warrant, in the absence of any affirmative action by the Warrantholder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Warrantholder, shall give rise to any liability of the Warrantholder for the purchase price of any Warrant Shares or as a stockholder of the Corporation, whether such liability is asserted by the Corporation or by creditors of the Corporation. The sole liability of the Warrantholder under this Warrant shall be the applicable aggregate Exercise Price if and when this Warrant is exercised in part or in whole.

Section 10.13 Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

[Signature pages follow]

IN WITNESS WHEREOF, the Corporation has duly executed this Warrant as of the date first set forth above.

AKAMAI TECHNOLOGIES, INC.

By:	/s/ Aaron S. Ahola
Name:	Aaron S. Ahola
Title:	Executive Vice President, General Counsel and Corporate Secretary

Acknowledged and Agreed ANTHROPIC, PBC

By:	/s/ Krishna Rao
Name:	Krishna Rao
Title:	Chief Financial Officer

[Signature page to Warrant]

Annex A

NOTICE OF EXERCISE

Annex B

NOTICE OF TRANSFER

Exhibit A

CERTIFICATE OF DESIGNATIONS